July 13, 2011

Faiyaz Dean
Dean Law Corp.
555 Burrard Street, Suite 900
Vancouver, BC V7X 1M8

Dear Mr. Dean:

**Re: Certificate Number 1601, 1623 and 1624 – Representing 1,343,601 shares (the "Shares") of Salamon Group, Inc. (the "Company")**

We wish to represent to you that we received the Shares directly from the Company and fully paid for and earned the Shares no later than September 29, 2010.

We also confirm that the shares have been validly issued by the Company and that the Company has no claim, at law or in equity, against the foregoing common shares.

In addition we represent to you that we are not a director, officer or an "Affiliate" of the Company as that term is used in paragraph (a) of Rule 144 of the Securities Act of 1933 (i.e., a person or entity that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under control with the Company) and that we are not a beneficial owner of 10% or more of any class of equity securities of the Company.

Please do not hesitate to contact us if you require further information.

Regards,

**Space Globe Technologies Ltd.**

Per:

John Salamon
President